AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) dated this 1st day of September 2015, by and between Thomas Rice (the “Executive”) and Pacific Premier Bank (the “Bank”).
WITNESSETH

WHEREAS, the Bank is a wholly-owned subsidiary of Pacific Premier Bancorp, Inc., a Delaware corporation (the “Company”);
WHEREAS, the Executive is currently employed as Executive Vice President, Chief Operating Officer of the Bank and is a party to an Employment Agreement, dated April 7, 2014 between the Executive and the Bank (the “Employment Agreement”);

WHEREAS, the Company and the Bank desire to be ensured of the Executive’s continued active participation in the business of the Bank; and
WHEREAS, the Executive and the Bank have agreed to amend and restate the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the Executive and the Bank do agree to the terms of employment as follows:
1.    Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:
(a)    Affiliate. Affiliate of any person or entity means any stockholder or person or entity controlling, controlled by or under common control with such person or entity, or any director, officer or key executive of such entity or any of their respective relatives. For purposes of this definition, “control,” when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contracting or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.
(b)    Base Salary. References to “Base Salary” shall mean the Executive’s annual base salary as then in effect.
(c)    Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty or incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or other misdemeanor offenses), final cease-and-desist order, or material breach of any provision of this Agreement.
(d)    Change in Control. “Change in Control” shall mean the occurrence of any of the following events subsequent to the date of this Agreement: (i) the acquisition of control of the Company or the Bank as defined in the rules and regulations of the applicable banking regulators on the date hereof (provided that in applying the definition of Change in Control as set forth under the rules and regulations of the applicable banking regulators, the Board of Directors of the Bank shall substitute its judgment for that of the applicable banking regulators); (ii) an event that would be required to be reported in response to Item 5.01(a) of the Current Report on Form 8-K pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or any successor thereto, whether or not any class of securities of the Company is registered under the Exchange Act; (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), after the date hereof, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; (iv) the sale or other disposition of all or substantially all of the assets of the Company or the transfer by the Company of greater than 25% of the voting securities of the Company; or (v) during any period of three consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.
(e)    Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
(f)    Confidential and Proprietary Information. “Confidential and Proprietary Information” shall mean any and all (i) confidential or proprietary information or material not in the public domain about or relating to the business, operations, assets or financial condition of the Company, the Bank or any Affiliate of the Company or the Bank or any trade secrets of any of the foregoing; and (ii) information, documentation or material not in the public domain by virtue of any action by or on the part of the Executive, the knowledge of which gives or may give the Company, the Bank or any Affiliate of the Company or the Bank an advantage over any person not possessing such information. For purposes hereof, the term Confidential and Proprietary Information shall not include any information or material (i) that is known to the general public other than due to a breach of this Agreement by the Executive or (ii) was disclosed to the Executive by a person who the Executive did not reasonably believe was bound to a confidentiality or similar agreement with the Bank.
(g)    Date of Termination. “Date of Termination” shall mean (i) if the Executive's employment is terminated for Cause or for Disability, the date specified in the Notice of Termination, and (ii) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or as specified in such Notice.
(h)    Disability. Termination by the Bank of the Executive’s employment based on “Disability” shall mean termination because of any physical or mental impairment which qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Bank or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System.
(i)    Good Reason. Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive following a Change in Control based on:

(i)
Without the Executive’s express written consent, a material adverse change made by the Bank which would reduce the Executive’s functions, duties or responsibilities as Executive Vice President – Chief Operating Officer.

(ii)	Without the Executive's express written consent, a material reduction by the Bank in the Executive's Base Salary as the same may be increased from time to time; or

(iii)
Without the Executive’s express written consent, the Bank requires the Executive to be based at a location more than 50 miles from Irvine, California (which requirement shall be deemed to be a material change in the geographic location at which the Executive must perform services for the Bank), except for required travel on business of the Bank to an extent substantially consistent with the Executive’s present business travel obligations.

Good Reason shall, for all purposes under this Agreement, be construed and administered in manner consistent with the definition of “good reason” under Treasury Regulation § 1.409A-1(n).
(j)    IRS. “IRS” shall mean the Internal Revenue Service.
(k)    Notice of Termination. Any purported termination of the Executive's employment by the Bank for any reason including, without limitation, for Cause or Disability, or by the Executive for any reason including, without limitation, for Good Reason, shall be communicated by written “Notice of Termination” to the other party or parties hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Bank's termination of Executive's employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 15 hereof.
(l)    Separation from Service. “Separation from Service” means termination of Executive’s employment with the Bank for reasons other than death or Disability and shall be determined in accordance with the requirements of Section 409A of the Code and Treasury Regulation § 1.409A-1(h) based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Bank and the Executive intended for the Executive to provide significant services for the Bank following such termination.
(m)    Specified Employee. A “Specified Employee” of the Bank shall include any employee identified as a “specified employee” under Treasury Regulation Section 1.409A-1(i) if any stock of the Company is publicly traded on an established securities market or otherwise.
2.    Term of Agreement.
(a)    The Bank hereby employs the Executive as Executive Vice President, Chief Operating Officer of the Bank, and the Executive hereby accepts said employment and agrees to render such services to the Bank, on the terms and conditions set forth in this Agreement. The term of employment under this Agreement shall be for a term of one (1) year commencing the date of this Agreement, unless such term is extended as provided in this Section 2. On the annual anniversary of the date of this Agreement and each annual anniversary thereafter, the term of this Agreement shall automatically be extended for an additional one year unless either the Executive on the one hand, or the Bank on the other hand, gives written notice to the other party or parties hereto of such party’s or parties’ election not to extend the term, with such notice to be given not less than ninety (90) days prior to any such anniversary date, in which case this Agreement shall terminate at the conclusion of its remaining term. References herein to the “Term of Employment” shall refer both to the initial term and any extension thereof.
(b)    During the Term of Employment, the Executive shall perform such executive services for the Bank as may be consistent with Executive’s titles and such executive services which are from time to time assigned to Executive by the Bank’s Board of Directors. The Executive shall devote Executive’s entire business time, attention, skill and energy exclusively to the business of the Bank. The Executive shall not engage or prepare to engage in any other business activity, whether or not such business activity is pursued for gain, profit or other economic or financial advantage; provided, however, that the Executive may engage in appropriate civic, charitable or religious activities and devote a reasonable amount of time to private investments or boards or other activities provided that such activities do not interfere or conflict with the Executive’s responsibilities and are not or not likely to be contrary to the Bank’s interests.
3.    Compensation and Benefits.
(a)    The Bank shall compensate and pay the Executive for services during the term of this Agreement at a base salary of $240,000 per year (“Base Salary”), which may be increased from time to time in such amounts as may be determined by the Board of Directors of the Bank. The Executive’s Base Salary shall be paid in periodic installments (not less than monthly) in accordance with the general payroll practices of the Bank, as in effect from time-to-time.
(b)    During the Term of Employment, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Bank, to the extent commensurate with the Executive’s then duties and responsibilities as fixed by the Board of Directors of the Bank.
(c)    During the Term of Employment, the Executive shall be entitled to receive all benefits and conditions of employment generally available to other executives of the Bank, including, without limitation, sick leave, disability, accident, life, hospitalization, medical and dental insurance, paid holidays, and participation in any pension, profit sharing or other retirement plan pursuant to the terms of said plans.
(d)    Executive shall accrue paid vacation at the rate of four (4) weeks per year and paid sick leave at the rate of two hours per pay period unless extended for years of service as governed by the Bank’s Employee Handbook. Except as stated herein, other terms and conditions of Executive’s vacation and sick pay shall be governed by the Bank’s Employee Handbook, as amended from time to time.
(e)    During the Term of Employment, the Executive shall be eligible for a discretionary performance bonus in accordance with the Bank’s executive compensation plan, as amended from time-to-time.
4.    Expenses. The Bank shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Bank, including, but not by way of limitation, traveling expenses, subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Bank. If such expenses are paid in the first instance by the Executive, the Bank shall reimburse the Executive therefore.
5.     Termination.
(a)    The Bank shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including, without limitation, termination for Cause or Disability, and the Executive shall have the right, upon prior Notice of Termination, to terminate Executive’s employment hereunder for any reason.
(b)    In the event that, during the Term of Employment, (i) the Executive’s employment is terminated by the Bank for Cause or (ii) the Executive terminates his employment hereunder other than for Disability or Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination other than for Base Salary accrued through the Date of Termination.
(c)    In the event that the Executive's employment is terminated as a result of Disability or death during the Term of Employment, the Executive or the Executive’s estate (as the case may be) shall receive the lesser of (i) Executive’s existing Base Salary as in effect as of the Date of Termination or death, less taxes and other required withholding and (ii) Executive’s Base Salary for the duration of the Term of Employment, less taxes and other required withholding. Payment pursuant to this Section 5(c) shall be paid to the Executive or Executive’s estate (as the case may be) on the sixtieth (60th) day after the Date of Termination or death.
(d)    In the event that the Executive’s employment is terminated during the Term of Employment (i) by the Bank for other than Cause, Disability, or the Executive’s death or (ii) by the Executive for Good Reason, and, in each case, such termination occurs within two (2) years following a Change in Control, then the Bank shall, subject to Section 6 hereof, if applicable, provide the benefits described in subparagraphs (A) and (C) of this Section 5(d). Such a termination shall be deemed an involuntary termination, provided that, with respect to a termination by the Executive for Good Reason, the Good Reason basis for termination has not been cured within thirty (30) business days after a written notice of such Good Reason basis has been given by the Executive to the Bank, and such written notice has been given no more than ninety (90) days after the initial occurrence of the Good Reason basis for termination.
In the event that the Executive’s employment is terminated by the Bank for other than Cause, Disability, or the Executive’s death and such termination does not occur in conjunction with or within two (2) years following a Change in Control, then the Bank shall provide the benefits described in subparagraphs (B) and (C) of this Section 5(d). Such a termination shall be deemed an involuntary termination.
(A)    Pay to the Executive a cash severance amount equal to the sum of the Executive’s Base Salary plus his incentive bonus for the previous year as in effect immediately prior to the Date of Termination, less taxes and other required withholding.
(B)    Pay to the Executive a cash severance amount equal to the Base Salary as in effect immediately prior to the Date of Termination, less taxes and other required withholdings.
(C)    Permit for a period ending at the earlier of (i) the one-year anniversary of the Date of Termination or (ii) the date of the Executive's full-time employment by another employer, the Executive to obtain group health, life, accident, and disability insurance in which the Executive was entitled to participate immediately prior to the Date of Termination (other than any stock option or other stock compensation plans or bonus plans of the Bank), provided that in the event that Executive's participation in any such plan, program or arrangement is barred, the Bank shall cease such benefits. The Bank shall charge the Executive 100% of the “applicable premium” (as within the meaning of section 4980B(f)(4) of the Code) for such continued coverage. For each month in which the Executive is required to pay the “applicable premium,” the Bank shall reimburse the Executive for the after-tax cost of the “applicable premium,” minus the same deductible and co-payment rate as are paid by the Bank’s employees, as in effect from time to time (the “Health Payment”). The Bank shall pay the Health Payment on the first payroll day of each month during which the Executive is required to pay the “applicable premium.” The Health Payment paid to the Executive during the period of time during which the Executive would be entitled to continuation coverage under the Bank’s group health plan under COBRA is intended to qualify for the exception from deferred compensation as a medical benefit provided in accordance with the requirements of Treasury Regulation §1.409A-l(b)(9)(v)(B). The Health Payment shall be reimbursed to the Executive in a manner that complies with the requirements of Treasury Regulation §1.409A-3(i)(l)(iv). The COBRA health care continuation coverage period under Section 4980B of the Code shall run concurrently with the period of continued health coverage following the Date of Termination.
Other than the monthly payments required by Section 5(d)(C) above, any payment required to be made by the Bank pursuant to this Section 5(d) shall be paid in a lump sum on the sixtieth (60) day following the Date of Termination. Notwithstanding the foregoing, if necessary to comply with the requirements of Section 409A of the Code, the Bank shall not be required to make any payments pursuant to this Section 5(d) unless the Executive has undergone a Separation from Service.
(e)    In receiving any payments pursuant to Sections 5(c) and 5(d), the Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive hereunder, and such amounts shall not be reduced or terminated whether or not the Executive obtains other employment.
(f)    Restrictions on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Executive is a Specified Employee on the Date of Termination and, as a result thereof, Section 409A of the Code and the rules promulgated thereunder would so require, payments pursuant to Section 5(d) may not commence earlier than six (6) months and one day after the Date of Termination. For the avoidance of doubt, this Section 5(f) shall not result in any forfeiture of payment but only a delay until such time as payment can be made in compliance with Section 409A of the Code.
(g)    In addition to the provisions of Sections 5(b) through 5(e), the Executive or the Executive’s estate, as applicable, shall be entitled to Executive’s Base Salary and vacation accrued through the Date of Termination or death, payable in accordance with California law, and reimbursement of all expenses reimbursable to the Executive at the Date of Termination or death. In the event the Executive dies during the six (6) month postponement period described in Section 5(f), the amounts withheld on account of Section 409A of the Code shall be paid to the Executive’s estate.
(h)    NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, THE EXECUTIVE'S ENTITLEMENT TO ANY BENEFITS UNDER SECTION 5(d) ABOVE ARE CONTINGENT UPON THE EXECUTIVE EXECUTING A RELEASE OF ANY AND ALL CLAIMS (“RELEASE”) IN FAVOR OF THE BANK AND ITS AFFILIATES, THE FORM OF WHICH RELEASE IS BEING PROVIDED TO THE EXECUTIVE SIMULTANEOUS HEREWITH. THE RELEASE MUST BE RETURNED DULY EXECUTED BY THE EXECUTIVE TO THE BANK NO LATER THAN THE CONCLUSION OF THE EXECUTIVE’S EMPLOYMENT, AND MUST BECOME EFFECTIVE AND NON-REVOCABLE BY THE PAYMENT DATE SPECIFIED ABOVE.  THE EXECUTIVE'S FAILURE TO TIMELY COMPLY WITH THE TERMS OF THIS SECTION 5(h) SHALL RESULT IN A COMPLETE FORFEITURE OF THE APPLICABLE BENEFITS AND PAYMENTS.

(i)    The payments and benefits under this Agreement are intended to either be exempt from Section 409A of the Code or comply with the requirements of Section 409A of the Code. Any ambiguity or question about the application of Section 409A of the Code shall first be resolved in favor of an exemption from Section 409A of the Code and, if not permissible, in compliance with Section 409A of the Code. Accordingly, this Agreement shall be interpreted and administered at all times in accordance with the foregoing and Section 409A of the Code to the extent applicable. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, neither the Bank nor any of its officers, directors, executives or agents makes any guarantee or representation regarding the tax consequences of this Agreement or any payments or benefits provided for hereunder. The Executive acknowledges that he is solely responsible for any taxes incurred in connection with this Agreement including, without limitation, any excise taxes, penalties or interest payments to the extent applicable to any payments or benefits under this Agreement.
6.    Limitation of Benefits under Certain Circumstances. If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Bank, would constitute a “parachute payment” under Section 280G of the Code, the payments and benefits payable by the Bank pursuant to Section 5 hereof shall be reduced, in the manner determined by the Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits payable by the Bank under Section 5 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent counsel selected by the Bank’s independent public accountants and paid by the Bank. Such counsel shall be reasonably acceptable to the Bank and the Executive; shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination; and may use such actuaries as such counsel deems necessary or advisable for the purpose. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.
7.    Restrictions Respecting Confidential Information and Non-Solicitation.
(a)    The Executive acknowledges and agrees that by virtue of the Executive’s position and involvement with the business and affairs of the Bank, the Executive will develop substantial expertise and knowledge with respect to all aspects of the Company’s and the Bank’s business, affairs and operations and will have access to all significant aspects of the business and operations of the Company and the Bank and to Confidential and Proprietary Information.
(b)    The Executive hereby covenants and agrees that, during the Term of Employment and thereafter, unless otherwise authorized by the Bank in writing, the Executive shall not, directly or indirectly, under any circumstance: (i) disclose to any other person or entity (other than in the regular course of business of the Bank) any Confidential and Proprietary Information, other than pursuant to applicable law, regulation or subpoena or with the prior written consent of the Bank; (ii) act or fail to act so as to impair the confidential or proprietary nature of any Confidential and Proprietary Information; (iii) use any Confidential and Proprietary Information other than for the sole and exclusive benefit of the Bank; or (iv) offer or agree to, or cause or assist in the inception or continuation of, any such disclosure, impairment or use of any Confidential and Proprietary Information. Following the term of employment, the Executive shall either return all documents, records and other items containing any Confidential and Proprietary Information to the Bank (regardless of the medium in which maintained or stored) or provide certification to the Bank as to their destruction.
(c)    While the Executive is employed by the Bank and for two (2) years after the Date of Termination, the Executive shall not hire or solicit or attempt to solicit for hire a Covered Employee, encourage another person to hire a Covered Employee, or otherwise seek to adversely influence or alter such Covered Employee’s relationship with the Bank or any of the Bank’s Affiliates (except during the Executive’s employment with the Bank, when acting on the good faith belief that ending the Covered Employee’s employment would be in the Bank’s best interest). A “Covered Employee” shall be any person who has been employed by the Bank or any of the Bank’s Affiliates in which Executive was directly involved or had access to Confidential and Proprietary Information at any time within the twelve (12) months prior to the date of any action prohibited by the preceding sentence occurs.
(d)    The Executive acknowledges that as a result of the Executive’s employment with the Bank, the Executive has held and will continue to hold a position of the highest trust in which the Executive comes to know the Bank’s employees, its customers and its Confidential and Proprietary Information. The Executive agrees that the provisions of Section 7(c) are necessary to protect the Bank’s legitimate business interests. The Executive warrants that these provisions will not unreasonably interfere with the Executive’s ability to earn a living or to pursue the Executive’s occupation after the Executive’s employment ends for any reason. Executive agrees to promptly notify the Bank of the name and address of any Person or entity to which Executive provides services during the Covered Period and authorizes the Bank, after consultation with Executive as to the form and content of any such notice, to notify that entity of Executive’s obligations under this Agreement.
(e)    The parties agree that nothing in this Agreement shall be construed to limit or negate the California Trade Secrets Act, codified at California Civil Code section 3426 et seq., common law of torts, confidentiality, trade secrets, fiduciary duty and obligations where such laws provide the Bank with any broader, further or other remedy or protection than those provided herein.
(f)    Because the breach of any of the provisions of this Section 7 will result in immediate and irreparable injury to the Bank for which the Bank will not have an adequate remedy at law, the Bank shall be entitled, in addition to all other rights and remedies, to seek a degree of specific performance of the restrictive covenants contained in this Section 7 and to a temporary and permanent injunction enjoining such breach, without posting bond or furnishing similar security.
8.    Cooperation in Legal Proceedings.     After the Date of Termination, the Executive agrees to reasonably cooperate with the Bank and any of its Affiliates in the defense or prosecution of any claims or actions that may be brought against or on behalf of the Bank or its Affiliates, which relate to events or occurrences that transpired while the Executive was employed by the Bank. The Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Bank or any of its Affiliates. The Executive also agrees to reasonably cooperate with the Bank and any of its Affiliates in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to any acts or omissions that transpired while the Executive was employed by the Bank. The Executive understands that in any legal action, investigation, or review covered by this Section 8 that the Bank expects the Executive to provide only accurate and truthful information or testimony. The Bank will pay expenses necessarily and reasonably incurred by the Executive in complying with this Section 8.
9.    Work Product. The Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Bank or its Affiliates, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by the Bank and its Affiliates (“Work Product”) belong to the Bank or such Affiliates (as applicable). The Executive shall promptly disclose such Work Product to the Board of Directors of the Bank and perform all actions reasonably requested by the Board of Directors of the Bank (whether during or after the Executive’s employment with the Bank) to establish and confirm such ownership (including, without limitation, executing assignments, consents, powers of attorney and other instruments).
10.    Return of Property.    On and after the Date of Termination for any reason, or at any time during the Executive’s employment, on the request or direction of the Bank, the Executive will immediately deliver to the Bank any or all equipment, property, material, Confidential and Proprietary Information, Work Product or copies thereof which are owned by the Bank, the Company or their respective Affiliates and are in the Executive’s possession or control. This includes documents or other information prepared by the Executive, on the Executive’s behalf or provided to the Executive in connection with the Executive’s duties while employed by the Bank, regardless of the form in which such document or information are maintained or stored, including computer, typed, written, electronic, audio, video, micro-fiche, imaged, drawn or any other means of recording or storing documents or other information. The Executive hereby warrants that the Executive will not retain in any form such documents, Confidential and Proprietary Information, Work Product or other information or copies thereof. The Executive may retain a copy of this Agreement and any other document or information describing any rights the Executive may have after the termination of the Executive’s employment.
11.    Nondisparagement.  Executive agrees that during the course of this Agreement and after the Termination of this Agreement Executive will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the Bank or any of the other Released Parties.
12.    Dispute Resolution.     The Executive and the Bank agree that arbitration in accordance with the Federal Arbitration Act and a Mutual Arbitration Agreement entered into by the Executive and the Bank simultaneous herewith shall be the exclusive means for final resolution of any dispute between the parties arising out of or relating to the Executive’s employment or this Agreement. Such Mutual Arbitration Agreement is incorporated by reference herein as though set forth in full and will be deemed fully-executed and mutually binding on both the Bank and the Executive once signed by the Executive. The only exceptions to proceeding under the mutual arbitration as provided for therein are: (1) for workers’ compensation and unemployment claims by Executive; and (2) when injunctive relief is necessary to preserve the status quo or to prevent irreparable injury to either party. The parties hereto agree that injunctive relief may be sought only from any court of competent jurisdiction located in Orange County, California and the parties hereto consent to venue and personal jurisdiction in any such court.
13.    Withholding. All payments required to be made by the Bank hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Bank may reasonably determine should be withheld pursuant to any applicable law or regulation.
14.    Assignability. The Bank may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Bank may hereafter merge or consolidate or to which the Bank may transfer all or substantially all of its respective assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Bank hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder because the Executive’s obligations are personal in nature.

15.     Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the signature page hereto. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) upon the earliest of (a) the date it is actually received, (b) the business day after the day on which it is delivered by hand, (c) the business day after the day on which it is properly delivered to Federal Express (or a comparable overnight delivery service), or (d) the third business day after the day on which it is deposited in the United States mail. The Bank or the Executive may change their respective addresses by notifying the other party of the new addresses in any manner permitted by this Section 15.
16.    Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Bank to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
17.    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of California, without regard to any conflicts of laws provisions thereof.
18.    Nature of Obligations. Nothing contained herein shall create or require the Bank to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Bank hereunder, such right shall be no greater than the right of any unsecured general creditor of the Bank.
19.    Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
20.    Validity. The invalidity, illegality or unenforceability of any provision of this Agreement, in whole or in part, shall not affect the validity, legality or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.
21.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
22.    Negotiation of Agreement and Right of Independent Counsel. Each of the parties hereto agrees that this Agreement will be deemed negotiated and drafted by both parties, each of which has had the opportunity to review its contents with independent counsel selected by such party prior to signing. No inferences will be drawn in favor of either party hereto with regard to any asserted ambiguity in the terms of this agreement under any provision of the California Civil Code.
23.    Regulatory Prohibition and Required Provisions.
(a)    Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. §1828(k)), and the regulations promulgated thereunder, including 12 C.F.R. Part 359. Furthermore, following a termination for Cause, the Executive will not, directly or indirectly, participate in the affairs or the operations of the Bank.
(b)    If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA, 12 U.S.C. § 1818(e)(3) or (g)(1), the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while their contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.
(c)    If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(l) of the FDIA, 12 U.S.C. § 1818(e)(4) or (g)(l), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.
(d)    If the Bank is in default as defined in Section 3(x)(l) of the FDIA, 12 U.S.C. § 1813(x)(l) all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.
(e)    All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution, by the Federal Deposit Insurance Corporation (“FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA, 12 U.S.C. § 1823(c).
24.    Entire Agreement. This Agreement embodies the entire agreement between the Bank and the Executive with respect to the matters agreed to herein. All prior agreements between the Bank and the Executive (including the Employment Agreement) with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

[Signature page follows]
IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

PACIFIC PREMIER BANK

By:/s/ STEVEN GARDNER
Name: Steven R. Gardner
    Title: President and Chief Executive Officer
Address:
17901 Von Karman Avenue
Suite 1200
Irvine, CA 92614

EXECUTIVE

By:/s/ THOMAS RICE
Name: Thomas Rice